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                                                                     Exhibit 5.1

                                  Law Offices

                           JOEL BERNSTEIN, ESQ., P.A.


11900 BISCAYNE BLVD., SUITE 604                          TELEPHONE: 305.892.1122
MIAMI, FLORIDA  33181                                    FACSIMILE: 305.892.0822




June 10, 1999


America's Senior Financial Services, Inc.
15536 N.W. 77th Court
Miami Lakes, FL 33016

Gentlemen:

I have acted as special counsel to America's Senior Financial Services, a Florida corporation (the "Corporation"), in connection with the offering of 1,361,339 shares of Common Stock. The offering of the shares is to be made pursuant to Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission (the "Registration Statement").

I have acted as special counsel to the Corporation in connection with the shares.

Please be advised that I am of the opinion that the Corporation's Common
Stock to be offered pursuant to the Registration Statement has been duly authorized by the Corporation. The outstanding Common Stock and the Common Stock to be issued upon exercise of Common Stock Purchase Warrants and upon conversion of outstanding Debentures and for interest thereon in accordance with the terms thereof will be validly issued by the Corporation and fully paid and non-assessable.

I consent to the use of my name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.


                                             Your very truly,



                                             /s/ Joel Bernstein
                                             ----------------------------------



JB: jm